EXHIBIT 2



                            ASSET PURCHASE AGREEMENT

                             (All Assets of Seller)

                        Dated as of ____________ __, 1996

                                     between

             biosys, inc., Crop Genetics International Corporation,
                     and Agridyne Technologies, Inc., Seller

                                       and

                           Thermo Trilogy Corp., Buyer
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                            ASSET PURCHASE AGREEMENT

                             (All Assets of Seller)


             THIS ASSET PURCHASE AGREEMENT dated as of __________ __, 1996, between Thermo Trilogy Corp., a Delaware corporation (the "Buyer"), and biosys, inc., a Delaware corporation, Debtor-in-Possession (_biosys_) and Crop Genetics International Corporation, a Delaware corporation, Debtor-in-Possession ("Crop") and Agridyne Technologies, Inc., a Delaware corporation, Debtor-in-Possession (_Agridyne_) (biosys, Crop and Agridyne collectively, the "Seller").

                                    RECITALS:

             The Buyer desires to purchase from the Seller the assets of the Seller (the "Business") and the Seller desires to sell such assets to the Buyer upon the terms and subject to the conditions hereinafter set forth.

             Unless elsewhere defined herein, defined terms used in this Agreement shall have the respective meanings ascribed thereto in
        Article VII hereof.

                                   AGREEMENT:

             NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                    ARTICLE I
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

             1.1. Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.2), the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Buyer, all right, title and interest in and to all of the assets, business, goodwill and rights of the Business held by such Seller including the assets described on Schedule 1.1 (collectively the "Acquired Assets"), as the same shall exist immediately prior to the Closing, free and clear of all liens, claims and encumbrances, except as otherwise agreed.

             1.2. Excluded Assets. Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, the Acquired Assets shall not include the following assets and rights of the Seller (collectively, the "Excluded Assets"):

                  (a)  all rights to receive mail and other
        communications addressed to the Seller relating to any of the Excluded Assets or the Excluded Liabilities;
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                  (b)  the corporate charter, qualifications to conduct
        business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of the Seller as a corporation and any documents or other material (other than documents and materials relating to Intellectual Property and products of the Seller) relating to the Seller which are subject to the attorney-client privilege; notwithstanding the foregoing, each of the Buyer and Seller agree and acknowledge that the transfer of information and/or documentation from the Seller to the Buyer as required herein is intended to preserve, and does not waive, any applicable privileges, including, but not limited to, the attorney-client privilege and the work product privilege;

                  (c)  any Bankruptcy Recoveries;

                  (d) any contracts, agreements, leases or commitments of the Seller which are not part of the contracts referenced in
        Schedule 1.1 or Schedule 1.3 hereof;

                  (e) any net operating loss, or tax attribute or benefit generated by the Seller for any period prior to the Closing date;

                  (f) any of the rights of the Seller under this Agreement;

                  (g) cash;

                  (h) accounts receivable of the Seller, including intercompany accounts receivable;

                  (i) The capital stock of Agridyne and Crop.

             1.3. Assumed Liabilities and Executory Contracts. On and subject to the terms and conditions of this Agreement, the Buyer shall assume and discharge or perform when due in accordance with the terms thereof the Liabilities related to the Business identified on Schedule 1.3 (collectively, the "Assumed Liabilities"), including without limitation the executory contracts specifically identified as such on Schedule 1.3 (the "Assigned Executory Contracts) with respect to which the Buyer shall be responsible for any cure payments and providing adequate assurance of future performance thereunder.

             1.4. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, the Buyer shall not assume or be liable for any of the Liabilities of the Seller (the "Excluded Liabilities"). Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that the Seller has no obligation to Buyer to pay, satisfy, perform or discharge any of the Excluded Liabilities.
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             1.5  Sublease of Portion of Plant.  Crop and biosys, on the one hand, and the Buyer, on the other hand, agree to enter into a sublease containing mutually acceptable terms and conditions whereby the buyer will lease approximately 20,000 square feet of office, laboratory and warehouse space in Crop's and biosys' facility located at 10150 Old Columbia Road, Columbia, Maryland 21046.

                                   ARTICLE II
                             CONSIDERATION; CLOSING

             2.1. Consideration. The consideration to be paid by the Buyer for the Acquired Assets shall consist of (a) $11,000,000 cash and (b) the assumption of the Assumed Liabilities (clauses
        (a) and (b) are hereinafter collectively referred to as, the "Purchase Price"). The Buyer has delivered to McGuire, Woods, Battle & Boothe, L.L.P. (the "Escrow Agent") an earnest money deposit in the amount of $100,000.00 (the "Initial Deposit").
        The Buyer agrees that promptly upon the entry of the Sale Order, the Buyer will deliver to the Escrow Agent, by certified check or wire transfer, an amount (the "Additional Deposit") equal to the difference between the Initial Downpayment and 10% of the Purchase Price. The Initial Deposit and the Additional Deposit are collectively referred to as the Deposit. The Deposit, together with any and all interest accrued and paid thereon, shall be applied as a credit to the Purchase Price at Closing.

             2.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Borinsky, Ramsey & Cook, LLC, Suite 250, 10420 Little Patuxent Pkwy., Columbia, Maryland, or at such other place as agreed to by the Parties, on the later to occur of, unless otherwise agreed to by the Parties: (i) the date on which the conditions to Closing set forth in Article V shall have been satisfied or waived or
        (ii) three days after the Sale Order and the Assumption and Assignment Order have been issued provided that they have not been stayed (such date being the "Closing Date").

             2.3.  Deliveries at the Closing.

                  (a)  At the Closing, the Seller shall deliver to the
        Buyer:

                  (i) the Acquired Assets in accordance with the terms of Sections 1.1 and 6.7;

                  (ii) a counterpart to a bill of sale and assignment and assumption agreement (the "Bill of Sale"), substantially in the form attached hereto as Exhibit A;

             (iii) Intellectual Property transfer documents (the "IP Assignments") substantially in the form attached hereto as
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        Exhibit B and such forms of Intellectual Property Transfer documents as may be required by non U.S.governmental jurisdictions, provided, that the Buyer shall be required to pay any filing fees in connection with the filing of such IP Assignments to the extent necessary;

             (iv) such other instruments of sale, transfer, conveyance and assignment as the Buyer reasonably may request to effectuate the transfer of the Acquired Assets to the Buyer;

             (v) a certified copy of the Sale Order, the Assumption and Assignment Order and the Court Docket dated as of the Closing Date; and

                       (vi) such other assignment and transfer documents as may be required by the U.S. Environmental Protection Agency, state governments or other non
        U.S. governmental jurisdictions as may be necessary to assign and transfer all pesticide registrations.

                  (b)  At the Closing, the Buyer shall deliver to the
        Seller:

             (i)  a counterpart to the Bill of Sale;

        (ii) a counterpart to the IP Assignments;

        (iii)     the Purchase Price; and

        (iv) copies of the consent of the board of directors of the Buyer authorizing this Agreement and the transactions contemplated hereby.

                  (v) a copy of the instrument of transfer by which the Buyer will convey, transfer and assign to Archer Daniels Midland Company, the spray dryer and three centrifuges being purchased by Buyer from biosys located in the fermentation facility at Archer Daniels Midland Company's Decatur, Illinois plant, and a release duly executed by Archer Daniels Midland Company of all of its pre-petition and post-petition claims against the Seller, including without limitation claims arising from the rejection by biosys of its contracts between biosys and Archer Daniels Midland Company.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

             3.1. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer as follows:

                  (a) Organization, Good Standing, Qualification and Power. The Seller is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and
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        has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. As used in this Agreement, (i) the term "Charter" means the Certificate of Incorporation, Organization or Association or other document which governs such entity's internal affairs, in each case as amended, supplemented, or restated and (ii) the term "Governmental Authority" means any federal, state, local or foreign government, authority, instrumentality, department commission, board, bureau, agency or court.

                  (b) Authority, Enforceability, Etc. Upon Bankruptcy Court approval, the Seller shall have the full and absolute power to enter into this Agreement and the documents contemplated hereby, to perform its obligations under this Agreement and each such document, and to consummate the transactions contemplated hereby and thereby. Upon Bankruptcy Court approval, the execution, delivery and performance by the Seller of this Agreement and all documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of the Seller. Upon Bankruptcy Court approval, each of this Agreement and the documents contemplated hereby shall have been, or upon its execution and delivery will be, duly and validly executed and delivered by the Seller and shall be, or upon its execution and delivery shall be, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.


             3.2. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                  (a) Authority, Enforceability, No Violation. Etc. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby to which it is a party, to perform its obligations under this Agreement and each such document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of each document contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each document contemplated hereby to which the Buyer is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Buyer, enforceable against it in accordance with the terms thereof. Neither the execution, delivery or performance by the Buyer of this Agreement or any document contemplated hereby to which it is a party, nor the consummation by the Buyer of the transactions contemplated hereby and thereby, nor compliance by the Buyer with any of the provisions hereof and thereof will (i) conflict with or result in a breach of any provision of the Buyer's Charter or By-Laws, (ii) conflict with any material law,
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        statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to the Buyer or its assets, or (iii)conflict with or result in a default or breach of any provision of any material contract or agreement to which the Buyer is a party or by which its assets may be bound. No material filing with, and no material permit, authorization, consent or approval of, any Person is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement and the documents contemplated hereby.

                  (b) Brokers and Finders. The Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

                  (c)  Absence of Litigation.   No claim, action, suit,
        arbitration, inquiry, proceeding or investigation by or before any Governmental Authority is pending against the Buyer which seeks to delay or prevent the consummation of the transactions contemplated hereby or which may adversely affect or restrict the Buyer's ability to consummate the transactions contemplated hereby.

                  (d) Financing. The Buyer has the cash and other consideration constituting the Purchase Price immediately available for purchase of the Acquired Assets as contemplated hereby.


                                   ARTICLE IV
                              CONDITIONS TO CLOSING

             4.1. Conditions to Obligations of the Buyer and the Seller. The obligation of the Buyer and the Seller to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by the other party hereto:

                  (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of law and remain in effect. Each party agrees to use its best efforts to have any injunction lifted.

                  (b) Legislation. No statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transactions.

                  (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Acquired Assets contemplated hereby shall have expired or shall have been terminated.
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                  (d)  Sale Order; Assumption and Assignment Order.  The
        Bankruptcy Court shall have issued the Sale Order and the Assumption and Assignment Order, neither of which shall have been reversed, modified or stayed as of the tenth day following the effective date of the Sale Order.
                  (e) All intercompany accounts between any one of the Sellers on the one hand, and AgriSense BCS, Ltd., on the other hand shall be released.

                  (f) Transfer to ADM. The Buyer shall have made arrangements satisfactory to the Seller to convey, transfer and assign, at Closing, to Archer Daniels Midland Company, by instrument of transfer mutually satisfactory to Archer Daniels Midland Company, Buyer, and Seller, the spray dryer and three centrifuges being purchased by Buyer from Seller located in the fermentation facility at Archer Daniels Midland Company's Decatur, Illinois plant, in full satisfaction and discharge of all of Archer Daniels Midland Company's pre-petition and post-petition claims against the Seller, including without limitation claims arising from the rejection by biosys of its contracts between biosys and Archer Daniels Midland Company.

             4.2. Conditions to Obligation of the Buyer. The obligation of the Buyer to perform this Agreement is subject to the satisfaction of the following condition, unless waived by the
        Buyer:

                  (a) Officer Certificates. The Buyer shall have received (i) a certificate, dated as of the Closing Date, signed by the Secretary of Seller and certifying as to the Charter, By-laws, incumbency of officers executing this Agreement and the other documents contemplated hereby to which the Seller is a party and resolutions of the Board of Directors of the Seller authorizing this Agreement and the other documents contemplated hereby to which the Seller is a party and (ii) a certificate of an officer of the Seller certifying as to the fulfillment of the conditions set forth in this Section 4.2.

                  (b) Between the date of this Agreement and the Closing Date, no person shall have challenged in writing the title or validity of any Intellectual Property or threatened an infringement proceeding which may have a material adverse effect on the value of any Intellectual Property.

                       (1) All financial guarantees given by AgriSense BCS, Ltd. of any of the debt or bonds of biosys, Crop or Agridyne are terminated and released , and all security interests in any of the assets of AgriSense BCS, Ltd. securing any such guarantees shall be terminated and released.

                       (2) 100% of the Common Stock and 100% of the Preferred Stock, if any, of AgriSense BCS, Ltd. shall be assigned and transferred to the Buyer and all security interests and liens in said Common Stock and Preferred Stock shall be terminated and
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        released.

                  (c) If the cost to cure any Assigned Executory Contract exceeds $10,000, Buyer shall have the right to elect to not assume any such Assigned Executory Contract.

             4.3. Conditions to Obligation of the Seller. The obligation of the Seller to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by the Seller:

                  (a) Authorization. All corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby by the Buyer and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Buyer and the Buyer shall have full power and authority to enter into and consummate the transactions contemplated by this Agreement and the other documents contemplated hereby.

                  (b) Performance of Obligations of the Buyer. The Buyer shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement and the other documents contemplated hereby prior to or at the Closing.

                  (c)  Representations and Warranties.  The
        representations and warranties of the Buyer set forth herein and in any other document contemplated hereby shall be correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

                  (d) Officer Certificates. The Seller shall have received (i) a certificate dated as of the Closing Date, signed by the Secretary of the Buyer and certifying as to the Charter, By-laws, incumbency of officers executing this Agreement and the other documents contemplated hereby to which the Buyer is a party and the resolutions of the Board of Directors of the Buyer authorizing this Agreement and the other documents contemplated hereby to which the Buyer is a party and (ii) a certificate of an officer of the Buyer certifying as to the fulfillment of the conditions set forth in this Section 4.3.

                  (e)  Cure and Adequate Assurances of Future
        Performance. The Buyer shall have paid all amounts necessary to cure the defaults, if any, existing under the Assigned Executory Contracts, and the Buyer shall have provided adequate assurances of future performance under the Assigned Executory Contracts.
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                                    ARTICLE V
                                   TERMINATION

             5.1.  Right of Termination.  This Agreement may be
        terminated at any time prior to the Closing by:

                  (a) the mutual written consent of the Buyer and the Seller;

                  (b) either the Buyer or the Seller if the Bankruptcy Court shall have determined not to enter the Sale Order or the Assumption and Assignment Order; or
                  (c) either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (except as provided in Section 5.2 and 5.3 hereof) if the Closing shall not have occurred on or before January 15, 1997 or by such later date (if any) as to which the Parties shall have agreed in writing.

             5.2. Effect of Termination. Termination of this Agreement pursuant to this Article V shall terminate all obligations of the parties hereunder, except for the obligations under this Section
        5.2 and Article VIII. Notwithstanding the foregoing, nothing in this Section 5.2 shall relieve or limit the liability or obligations hereunder of any party (the "Defaulting Party") to the other party on account of a willful and intentional breach of a covenant or agreement contained herein, or any fraudulent representation or warranty contained herein by the Defaulting Party. In the case of such a willful and intentional breach or fraud, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other Party for any expenses incurred by such Party in order to enforce its rights under this Agreement (including reasonable attorneys' fees and expenses).

             5.3. Deposit. Any provision in this Agreement to the contrary notwithstanding, (a) in the event that the Buyer fails to deliver the Additional Deposit to the Escrow Agent pursuant to
        Section 2.1 hereof, the Seller shall be entitled to delivery of and to retain the Initial Deposit, together with any and all interest accrued and paid thereon, as damages to compensate the Seller for the Buyer's failure to deliver the Additional Deposit, in addition to any and all other rights and remedies of the
        Seller under Section 5.2 and Article VIII hereof; (b) in the event that the Closing does not occur because of a failure of any of the conditions to closing set forth in Sections 4.1, 4.2 or
        4.3 hereof, the Buyer shall be entitled to the prompt return of the Deposit, together with any and all interest accrued and paid thereon, and neither the Seller nor the Buyer shall have any liability or obligation to the other except as and to the extent set forth in Section 5.2 and Article VIII hereof; and (c) in the event that the Buyer fails to consummate the Closing notwithstanding that all of the conditions set forth in Sections
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        4.1 and 4.2 hereof shall have been satisfied, the Seller shall be entitled to delivery of and to retain the Deposit, together with any and all interest accrued and paid thereon, as damages to compensate the Seller for the Buyer's failure to consummate the Closing, in addition to any and all other rights and remedies of the Seller under Section 5.2 and Article VIII hereof.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

             6.1. Survival. The representations and warranties of the Seller set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall terminate at the Closing.

             6.2. Transaction Expenses. Except as otherwise provided herein, each party hereto shall pay all of its own expenses incurred in connection with the transactions contemplated hereby (whether consummated or not).

             6.3. Employees. The Buyer shall be entitled, but shall not be obligated, to offer employment to the employees of the Seller actively employed on the Closing Date by the Seller in connection with the Business. The Buyer shall be solely responsible for obtaining and/or renewing all required immigrant visas, nonimmigrant visas or any other work authorization from the Immigration & Naturalization Service for foreign employees, and Seller shall not be liable to Buyer for any violations under the Immigration and Nationality Act, including without limitation employer sanctions for noncompliance with the Employer Eligibility Verification Requirements provided in Section 274A of the Immigration & Nationality Act pertaining to Buyer's employment of Seller's employees.

             6.4. Further Assurances. After the Closing Date, the Buyer shall, at the Seller's expense, provide the Seller with access (within 5 business days) during normal business hours to any documents or records reasonably requested by the Seller which relate to any claims asserted in the Bankruptcy Case. If the books or records relating to any claims are moved from the Seller's corporate headquarters, the Buyer shall provide Seller with copies of any documents or records reasonably requested by the Seller which relate to any such claims, within 5 business days of written request therefor. Following the Closing Date, the Buyer shall provide the Seller with reasonable access to all former employees of the Seller necessary or appropriate in connection with Seller's preparation of claims objections and prosecution of adversary proceedings in the Bankruptcy Case.

             6.5. Efforts to Consummate. Subject to the terms and conditions herein provided, the Parties shall use their reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary,
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        proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, but not limited to, (i) requesting the early termination of the waiting period under the HSR Act, (ii) taking the measures reasonably necessary to achieve such an early termination and (iii) obtaining all other authorizations, orders and approvals of any third party, whether private or governmental, required in connection with the consummation of the transactions contemplated hereby. Seller and Buyer shall use reasonable best efforts to commence the waiting period under the HSR Act upon Seller's selection of Buyer as the most likely purchaser of the assets Buyer bid on, even if the Sale Order has not yet been entered.

             6.6. Broker's Fees. Each of the Parties shall be responsible for, and shall hold each of the other Parties harmless against, any fees or commissions for which such Party is liable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

             6.7. As Is. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR IN ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED PURSUANT HERETO, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ACQUIRED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES RELATING TO THE CONDITION OR SUFFICIENCY OF THE ACQUIRED ASSETS OR CONCERNING THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ACQUIRED ASSETS OR ANY PORTION THEREOF; INCOME TO BE DERIVED FROM OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED
        ASSETS; THE PHYSICAL CONDITION OF ANY TANGIBLE PROPERTY
        COMPRISING ANY PORTION OF THE ACQUIRED ASSETS; THE TITLE TO OR OWNERSHIP OF THE ACQUIRED ASSETS OR ANY PORTION THEREOF; THE
        VALUE OF THE ACQUIRED ASSETS; THE ACCURACY, COMPLETENESS, TRANSFERABILITY OR ASSIGNABILITY OF ANY DOCUMENTS OR OTHER MATERIALS RELATING TO THE ACQUIRED ASSETS (OR ANY PORTION THEREOF); THE EXISTENCE OF OR RIGHTS WITH RESPECT TO ANY COPYRIGHTS, TRADEMARKS, TRADE NAMES OR OTHER INTELLECTUAL
        PROPERTY OR INTANGIBLE PROPERTY RIGHTS RELATING TO OR COMPRISING THE ACQUIRED ASSETS (OR ANY PORTION THEREOF) OR THE TRANSFERABILITY OF ANY SUCH RIGHTS; THE TRANSFERABILITY OF ANY LETTER OF CREDIT OR INSTRUMENT COMPRISING A PORTION OF THE ACQUIRED ASSETS; THE COLLECTIBILITY OR ENFORCEABILITY OF ANY ACCOUNTS RECEIVABLE COMPRISING ANY PORTION OF THE ACQUIRED
        ASSETS. Accordingly, without limiting the foregoing and notwithstanding anything to the contrary in this Agreement or in any instrument, agreement or document executed pursuant to or in connection with this Agreement, the Buyer accepts the Acquired Assets from the Seller at the Closing "AS IS," "WHERE IS" and "WITH ALL FAULTS." The Buyer further acknowledges and agrees that notwithstanding anything to the contrary in this Agreement or in any agreement, document or instrument executed pursuant to or in connection with this Agreement, the Seller may fully satisfy any obligation under this Agreement or under any such
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        instrument, document or agreement, to deliver the Acquired Assets
        (or any portion thereof) to Buyer by making such Acquired Assets available to Buyer at their location(s) as of the Closing.

             6.8. Schedules. Each Schedule attached hereto is made a part of this Agreement. Anything contained herein to the contrary notwithstanding, any information disclosed on any Schedule attached hereto and made a part hereof with respect to any particular section of this Agreement shall be deemed to be disclosed on all Schedules with respect to all other sections of this Agreement to which such information is considered responsive.

             6.9 Offer to Purchase. This Agreement shall constitute an offer by the Buyer to purchase the Assigned Assets and the Assigned Executory Contracts, irrevocable until after January 10, 1997.
             6.10 Non-Competition. Seller shall not compete with Buyer as a principal, owner, partner, joint venturer, stockholder or consultant with respect to the business being sold for a period of 5 years from the date hereof.

             6.11 Disassembly of Equipment. In the event that the Buyer, on the one hand, and biosys and Crop, on the other hand, do not enter into the sublease contemplated by Section 1.5 hereof, Seller shall, at the expense of both Buyer and Seller (such expense to be shared one-half by Buyer and one-half by Seller), disassemble all equipment purchased by Buyer hereunder located at the Columbia, Maryland premises and put such equipment in a shipment ready condition on Seller's loading dock for pick-up by Buyer. Buyer shall have a reasonable time to remove said equipment from such premises.


                                   ARTICLE VII
                                   DEFINITIONS

             7.1. The following terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, any of
        (a) a director, executive officer or stockholder of such Person,
        (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Assigned Executory Contracts" has the meaning given such term in Section 1.3 hereof.
PAGE

                  "Assumption and Assignment Order" means an order (which may be part of the Sale Order) issued by the Bankruptcy Court approving the assumption by the Seller and the assignment by the Seller to the Buyer of the Assigned Executory Contracts in the form attached hereto.

                  "Bankruptcy Case" means, with respect to biosys, the case filed under Chapter 11 of the Bankruptcy Code by biosys, and styled In re biosys, inc., Case No.96-5-9463-SD, currently pending in the Bankruptcy Court, and with respect to Crop, the case filed under Chapter 11 of the Bankruptcy Code by Crop, and styled In re Crop Genetics International Corporation, Case No. 96-5-9464-SD, currently pending in the Bankruptcy Court.

                  "Bankruptcy Code" means Title 11 of the United States Code, as now in effect or hereafter amended or modified.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the District of Maryland.

                  "Bankruptcy Recoveries" means property or interests in property recovered or recoverable by the bankruptcy estate of the Seller, as the case may be, pursuant to Sections 542, 543, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

                  "Court Docket" means the docket of the Bankruptcy Court relating to the Bankruptcy Case.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust
        Improvements Act of 1976, as amended, and the rules promulgated thereunder.

                  "Intellectual Property" means (a) inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets, formulae, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) computer programs and related software,
        (f) other proprietary rights and (g) copies and tangible embodiments thereof.

                  "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent,
PAGE
        accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

                  "Party" means either the Seller or the Buyer, as the context requires; and "Parties" means both the Seller and the Buyer.

                  "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Purchase Price" has the meaning set forth in Section
        2.1 hereof.

                  "Sale Order" means an order issued by the Bankruptcy Court approving this Agreement and authorizing the Seller to consummate all of the transactions contemplated hereby in the form attached hereto.

                                  ARTICLE VIII
                                  MISCELLANEOUS

             8.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, personal representatives, heirs or estate, as the case may be.

             8.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

             8.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Prior to the Closing, no Party may assign either this Agreement or any of its rights hereunder without the prior written approval of the other Party. No Party may delegate any of its obligations hereunder at any time.

             8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             8.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             8.6. Notices. All notices, requests, demands, claims, and PAGE other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, telecopied to the intended recipient at the telecopy number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

                  If to the Seller:

        biosys, inc.
                  10150 Old Columbia Road
                  Columbia Maryland 21046
                  Attention:  Edwin C. Quattlebaum
                  Telephone:  410-381-3800
                  Telecopier:  410-381-3840

                  and

        Crop Genetics International Corp.
                  10150 Old Columbia Road
                  Columbia Maryland 21046
                  Attention:  Edwin C. Quattlebaum
                  Telephone:  410-381-3800
                  Telecopier:  410-381-3840

                  with a copy to:

        McGuire, Woods, Battle & Boothe, L.L.P.
                  1 North Charles Street, Suite 1300
                  Baltimore, Maryland 21201
                  Attention:  Ann L. Ramsey, Esquire
                  Telephone:  410-659-4400
                  Telecopier:  410-659-4599

             and to:

        Borinsky, Ramsey & Cook, LLC
                  The Amdahl Building, Suite 250
                  10420 Little Patuxent Parkway
                  Columbia, Maryland 21044
                  Attention:  William P. Cook, Esquire
                  Telephone:  410-922-9660
                  Telecopier:  410-992-9540

             If to the Buyer:

                  Thermo Trilogy Corporation
                  7500 Grace Drive
                  Columbia, MD  21044
                  Attn:  Dr. Jow-Lih Su, President
                  Telephone:  410-531-4578
                  Telecopier:  410-531-4780
PAGE
                  with a copy to:

                  Thermo Ecotek Corporation
                  245 Winter Street
                  Waltham, MA  02514
                  Attn:  Brian Holt, President
                  Telephone:  617-370-1510
                  Telecopier:  617-370-1501

        Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

             8.7. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA AND THE DOMESTIC LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MARYLAND, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA AND THE STATE OF MARYLAND TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF MARYLAND WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

             8.8. Jurisdiction and Venue. SUBJECT TO THE TERMS OF THIS AGREEMENT, THE SELLER AND THE BUYER HEREBY AGREE THAT ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED CONCURRENTLY HEREWITH INVOLVING THE SELLER AND THE BUYER PRIOR TO THE ENTRY OF A FINAL DECREE OF THE BANKRUPTCY COURT CLOSING THE BANKRUPTCY CASE SHALL BE LITIGATED IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF MARYLAND. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE SELLER AND THE BUYER IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURT FOR ITSELF, HIMSELF, OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH OF THE SELLER AND THE BUYER AGREES THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVES ANY OBJECTION THAT SUCH COURT IS AN IMPROPEROR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT THE NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. NOTHING CONTAINED HEREIN SHALL APPLY TO ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT INVOLVING OR RELATING TO THE BUYER.
PAGE

             8.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             8.10.  Incorporation of Exhibits and Schedules.  The
        Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             8.11. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

             8.12. Remedies. The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

             8.13. Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
PAGE

                  IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above-written.



        ATTEST:                            THERMO TRILOGY CORP.,
                                           a Delaware corporation


                                           By:
             (SEAL)
                                           Name:
                                           Title:


        ATTEST:                            BIOSYS, INC.,
                                            a Delaware corporation,
                                           Debtor-in-Possession


                                      By:
             (SEAL)
                                           Name:
                                           Title:


        ATTEST: CROP GENETICS INTERNATIONAL CORPORATION, a Delaware corporation,
                                 Debtor-in-Possession


                                      By:
        (SEAL)
                                           Name:
                                           Title:


        ATTEST:                       AGRIDYNE TECHNOLOGIES, INC.,
                                      a Delaware corporation,
                                      Debtor-in-Possession



                                      By:
        (SEAL)
                                           Name:
                                           Title:
PAGE

                                  Schedule 1.1
                           (Offer for all the Assets)
                                 Acquired Assets

        Acquired Assets shall include 100% of the issued and outstanding common and preferred stock of Agrisense BCS, Ltd. and all tangible and intangible personal property and equipment of Seller where ever located (including all property in Decatur, IL) including all inventories, machinery and equipment, catalogs, brochures, product literature, pesticide labels, Assumed Contracts (as listed in Schedule 1.3), Intellectual Property rights, trademarks, copyrights, technical information, inventions, discoveries, know how, trade secrets, proprietary data, technology, computer programs, software, drawings, plans, specification, processes, patterns, designs, blueprints, records, data, product development records, pesticide registration studies and reports, all customer supplier lists, business data, pricing and cost information, business and marketing plans, including, but not limited to all the specific assets of Seller listed below:

             1.   Tangible Personal Property

                       All tangible personal property of Seller as listed in the schedules filed with the Bankruptcy Court in the Bankruptcy Case.

             2.   Intellectual Property

                  A.   All Patents and Patent Applications
                       as attached hereto

                  B. All Trademarks and applications as attached hereto

                  C.   Copyrights

             3. All U.S., State and Foreign Pesticide Registrations attached hereto
PAGE

                                  Schedule 1.3
                           (Offer for all the Assets)

                  Assumed Liabilities

        Buyer shall only assume the liabilities under the following listed Assigned Contracts.

        (SEE LIST OF ASSUMED/ASSIGNED CONTRACTS INCLUDED WITHIN THE OFFER
        LETTER)
PAGE

                                    EXHIBIT A

                 [Form of Bill of Sale To Be Provided By Seller]
PAGE

                                    EXHIBIT B

                [Form of IP Assignments To Be Provided By Seller]